Exhibit 99.3
 Low Cost and Efficient Production Driving Superior Free Cash Flow Growth  4  45-63-136  42-109-186  103-146-171  134-184-0  112-48-160  Commitment to Efficiency  Established “Operational Excellence” program to enhances performance of TiO2 business$246 million cumulative cash from cost reductions and $240 million of cumulative cash from working capital reductions from 2015 to 2016Ahead of schedule to deliver 30% TiO2 Adj. EBITDA margins  Vertically Integrated Production  Approximately 85% vertically integrated on a net TiO2 basis Cost advantages from supplying high-grade feedstock needs internally  Proprietary Chloride Technology  Chloride technology focused on higher value-in-use applications in coatings and plasticsOver 90% of New Tronox’s nameplate production capacity utilizes the chloride process  Presence to Emerging Markets  New Tronox will have plants in key emerging markets including the Middle East (Yanbu, Saudi Arabia), Latin America (Salvador, Brazil) and China (Fuzhou)Facilities are strategically located to serve both local demand and serve international customers